Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BEAMS POWER INVESTMENT LIMITED

BEAMS POWER MERGER SUB LIMITED

and

SYNUTRA INTERNATIONAL, INC.

Dated as of November 17, 2016

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 17, 2016, is entered into by and among Beams Power Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Beams Power Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Synutra International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Parent, Merger Sub and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the special committee of the Company Board (the “Special Committee”), has (a) determined that the terms of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders (other than the holders of the Excluded Shares (as defined below)) and declared it advisable to enter into this Agreement, (c) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (d) resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, as an inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Mr. Liang Zhang (“Mr. Zhang”) and Ms. Xiuqing Meng (“Ms. Meng” and together with Mr. Zhang, the “Guarantors”) have delivered to the Company a duly executed limited guarantee (the “Limited Guarantee”), dated as of the date hereof, in favor of the Company to guarantee the discharge of certain payment obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
Defined Terms

Section 1.01  Defined Terms For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall have the meaning as set forth in Section 7.04(h).

“Action” shall have the meaning as set forth in Section 4.10(a).

“Affiliate” of a specified person means (a) any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, and (b) with respect to any specified person who is a natural person, any member of the immediate family of such natural person; provided, that (i) Mr. Zhang, Ms. Meng and their respective Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed Affiliates of the Company or any Company Subsidiaries, and vice versa, and (ii) Mr. Zhang, Ms. Meng and their respective Affiliates (taking into account the foregoing clause (i)) shall be deemed Affiliates of Parent and Merger Sub.

“Agreement” shall have the meaning as set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning as set forth in Section 7.04(d).

“Alternative Financing” shall have the meaning as set forth in Section 7.07(a).

“Bankruptcy and Equity Exception” shall have the meaning as set forth in Section 4.04(a).

“Book-Entry Shares” shall have the meaning as set forth in Section 3.03(b).

“Business Day” means any day other than Saturday, Sunday or a day on which banks are required or authorized by Law to close in the City of New York, the State of Delaware or the PRC.

“Certificate of Merger” shall have the meaning as set forth in Section 2.03.

“Change in the Company Recommendation” shall have the meaning as set forth in Section 7.04(d).

“Closing” shall have the meaning as set forth in Section 2.02.

“Closing Date” shall have the meaning as set forth in Section 2.02.

“Company” shall have the meaning as set forth in the Preamble.

“Company Board” shall have the meaning as set forth in the Recitals.

“Company Disclosure Letter” means the disclosure schedule delivered to Parent and Merger Sub by the Company simultaneously with the execution and delivery of this Agreement.

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“Company Group” shall have the meaning as set forth in Section 9.07(a).

“Company Material Adverse Effect” means any fact, event, circumstance, change, development or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, (a) has a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent or materially delay the consummation of the Transactions by the Company or otherwise be materially adverse to the ability of the Company to perform its obligations under this Agreement; provided, however, solely with respect to clause (a) above, that in no event shall any Effect to the extent arising out of or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (ii) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date hereof; (iii) changes in applicable Laws (or any interpretation or enforcement thereof) that are binding on the Company or any of the Company Subsidiaries; (iv) effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including the initiation of stockholder litigation or other legal proceeding related to this Agreement or the Transactions, or any losses of customers or employees, or any disruption in or loss of suppliers, distributors, providers or similar parties with whom the Company or any of the Company Subsidiaries has any relationship (in each case, resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto); provided, that this clause (iv) shall not apply in the determination of a breach or violation of the representations and warranties that address the effects of, or the ability of the Company to enter into and consummate, this Agreement and the Transactions; (v) acts of God, natural disasters, epidemics, declarations of war, acts of sabotage or terrorism, or outbreak or escalation of hostilities; (vi) changes in the market price or trading volume of the Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (vii) actions or omissions of the Company or any of the Company Subsidiaries taken that are expressly required by this Agreement or with the written consent or at the written request of Parent or Merger Sub; (viii) changes, effects or circumstances affecting the industries or markets in which the Company and the Company Subsidiaries operate; (ix) the failure by the Company or any of the Company Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (x) any change or prospective change in the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change or prospective change may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that any Effects set forth in clauses (i), (ii), (iii), (v) and (viii) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

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“Company Permits” shall have the meaning as set forth in Section 4.07(a).

“Company Personnel” shall have the meaning as set forth in Section 4.11(b).

“Company Recommendation” shall have the meaning as set forth in Section 4.04(b).

“Company SEC Reports” shall have the meaning as set forth in Section 4.08(a).

“Company Securities” shall have the meaning as set forth in Section 4.03.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Subsidiary Securities” shall have the meaning as set forth in Section 4.05.

“Company Termination Fee” shall have the meaning as set forth in Section 9.06(a).

“Competing Transaction” shall have the meaning as set forth in Section 7.04(i).

“Confidentiality Agreement” means the confidentiality agreement, dated February 24, 2016, by and among the Company, Parent, Mr. Zhang and Ms. Meng.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Damages” shall have the meaning as set forth in Section 7.05(c).

“Debt Commitment Letter” shall have the meaning as set forth in Section 5.04(a).

“Debt Financing” shall have the meaning as set forth in Section 5.04(a).

“Delaware” means the State of Delaware.

“DGCL” shall have the meaning as set forth in the Recitals.

“Dissenting Shares” shall have the meaning as set forth in Section 3.02.

“EBITDA” means the net income of the Company from continuing operations before interest expense (income), income taxes, depreciation and amortization expense, adding back or subtracting, as applicable, non-cash items or charges including, without limitation, compensation charges for equity grants and charges for unconsolidated losses (gains), determined directly or indirectly from the financial statements of the Company.

“Effective Time” shall have the meaning as set forth in Section 2.03.

“Environmental Laws” means all Laws relating to (a) Releases or threatened Releases of Hazardous Materials, (b) the manufacture, handling, transport, use, treatment, storage or

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disposal of Hazardous Materials, (c) the environment or (d) the protection of human health and safety.

“Environmental Permits” means all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall have the meaning as set forth in Section 4.06(b).

“Exchange Fund” shall have the meaning as set forth in Section 3.03(a).

“Excluded Party” shall have the meaning as set forth in Section 7.04(c).

“Excluded Shares” means, collectively, (a) Shares held by any of Parent, Merger Sub and any other direct or indirect Subsidiary of Parent and (b) Shares held by the Company.

“Financial Advisor” shall have the meaning as set forth in Section 4.04(c).

“GAAP” shall have the meaning as set forth in Section 4.08(b).

“Governmental Authority” means any nation or government, any public, regulatory or taxing authority, instrumentality, commission, court, ministry, tribunal or board of any nation or government or political subdivision thereof or any governmental or quasi-governmental or other regulatory agency, regulatory authority, self-regulatory or arbitral body (including NASDAQ), in each case, whether foreign, domestic or supranational and whether national, federal, provincial, state, regional, local or municipal.

“Go-Shop Period End Date” shall have the meaning as set forth in Section 7.04(a).

“Guarantors” shall have the meaning as set forth in the Recitals.

“Hazardous Materials” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person, and (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person,

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even though such person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Parties” shall have the meaning as set forth in Section 7.05(b).

“Indemnity Proceeding” shall have the meaning as set forth in Section 7.05(c).

“Injunction” shall have the meaning as set forth in Section 8.01(b).

“Intellectual Property” means (a) inventions and discoveries, whether patentable or not, in any jurisdiction, including United States, non-United States and international patents, patent applications (including divisions, continuations, continuations in part and renewal applications) and statutory invention registrations, and any renewals, extensions or reissues thereof, in any jurisdiction (b) trademarks, service marks, brand names, certification marks, trade dress, domain names, logos, trade names, corporate names and other source identifiers, the goodwill associated with the foregoing and registrations and applications for registration thereof including any extension, modification or renewal of any such registration or application, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how (“Trade Secrets”), (e) rights of privacy, publicity and endorsement, and (f) any similar intellectual property or proprietary rights.

“Intervening Event” shall have the meaning as set forth in Section 7.04(k).

“knowledge” means, with respect to the Company, the actual knowledge, after due inquiry and investigation, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to any other party hereto, the actual knowledge of any director or officer of such party, in each case, after due inquiry and investigation.

“Law” means any statute, law (including common law), constitution, ordinance, regulation, rule, code, executive order, injunction, judgment, ruling, decree or other order.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien, charge, encumbrance, easement, adverse claim, title defect, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Limited Guarantee” shall have the meaning as set forth in the Recitals.

“Material Contracts” shall have the meaning as set forth in Section 4.15(a).

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall have the meaning as set forth in Section 3.01(a).

“Merger Sub” shall have the meaning as set forth in the Preamble.

“Ms. Meng” shall have the meaning as set forth in the Recitals.

“Mr. Zhang” shall have the meaning as set forth in the Recitals.

“NASDAQ” shall have the meaning as set forth in Section 4.06(b).

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“Note Purchase Agreement” means the note purchase agreement, dated March 2, 2016, by and among the FNOF Sharing Economy Limited, Parent, Ms. Meng and Mr. Zhang.

“Notice Period” shall have the meaning as set forth in Section 7.04(e).

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Group” shall have the meaning as set forth in Section 9.07(a).

“Parent Termination Fee” shall have the meaning as set forth in Section 9.06(b).

“Paying Agent” shall have the meaning as set forth in Section 3.03(a).

“Permitted Liens” means (a) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (b) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; provided, that such regulations have not been materially violated, (c) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber, (d) Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties, (e) any Liens imposed by applicable Law; (f) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations and for which adequate accruals or reserves have been established in accordance with GAAP, (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (h) in the case of securities, limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities; provided, that there is no material violation thereunder that has resulted in such limitations or restrictions, and (i) Liens that are disclosed in, or securing indebtedness or liabilities that are disclosed in the Company SEC Reports filed or furnished prior to the date of this Agreement.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Proxy Statement” shall have the meaning as set forth in Section 7.01.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

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“Requisite Company Vote” shall have the meaning as set forth in Section 4.04(a).

“Sarbanes-Oxley Act” shall have the meaning as set forth in Section 4.08(g).

“Schedule 13E-3” shall have the meaning as set forth in Section 7.01.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” shall have the meaning as set forth in Section 4.08(a).

“Shares” means shares of common stock of the Company, par value US$0.0001 per share.

“Solicited Person” shall have the meaning as set forth in Section 7.04(a).

“Special Committee” shall have the meaning as set forth in the Recitals.

“Stock Certificate” shall have the meaning as set forth in Section 3.01(a).

“Stock Incentive Plan” means the 2008 Stock Incentive Plan of the Company.

“Stockholder” means any holder of the Shares.

“Stockholders’ Meeting” shall have the meaning as set forth in Section 7.02(a).

“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (b) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (c) of which such party or any subsidiary of such party is a general partner, (d) whose assets and financial results are consolidated with the net earnings of such person and are recorded on the books of such person for financial reporting purposes in accordance with GAAP, or (e) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; provided, that, for purposes of this Agreement, none of the Company or any Company Subsidiary shall be deemed to be a Subsidiary of Parent or any of its Affiliates prior to the Effective Time.

“Superior Proposal” shall have the meaning as set forth in Section 7.04(j).

“Surviving Corporation” shall have the meaning as set forth in Section 2.01.

“Taxes” means (a) any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, and any liability for any of the foregoing as a transferee, including, without limitation: (i) taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or

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other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges; (b) in the case of the Company or any Company Subsidiary, liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Company Subsidiary to a taxing authority is determined or taken into account with reference to the activities of any other person; and (c) liability of the Company or any Company Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in clauses (a) or (b) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including information returns or any documents with respect to or accompanying payments of estimated Taxes.

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or any Company Subsidiary that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability, other than in each case, agreements or arrangements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes.

“Termination Date” shall have the meaning as set forth in Section 9.02(a).

“Transactions” shall have the meaning as set forth in the Recitals.

“Transfer” shall have the meaning as set forth in Section 7.19.

Section 1.02  Interpretation; Headings. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “US$” shall be to U.S. dollars. References to days mean calendar days unless otherwise specified. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The term “or” is not exclusive. The

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word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, except, in the case of agreements or instruments listed in the Company Disclosure Letter, only to the extent the applicable amendment, modification or supplement is also appropriately listed therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Article II
THE MERGER

Section 2.01  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL, and the separate existence of Merger Sub shall cease, and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the Transactions.  The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Sub.

Section 2.02  Closing; Closing Date.  Unless this Agreement shall have been terminated pursuant to Article IX, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the closing of the Merger (the “Closing”) shall take place at 9:00 p.m. (Beijing time) at the offices of Cleary Gottlieb Steen & Hamilton LLP, 45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing 100022, PRC on a date to be specified by the Special Committee (on behalf of the Company) and Parent (the “Closing Date”), which shall be as soon as reasonably practicable, but in no event later than ten (10) Business Days, following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement.

Section 2.03  Effective Time.  Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date (Delaware time), Merger Sub and the Company shall cause the Merger to be consummated by filing of a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State.  The Merger shall become effective at the time that the Certificate of

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Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger in accordance with the DGCL.  The time when the Merger becomes effective is hereinafter referred to as the “Effective Time.”

Section 2.04  Certificate of Incorporation and By-Laws of the Surviving Corporation.

(a)       Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.05(a), the certificate of incorporation of the Company, by virtue of the Merger and without any further action by the Surviving Corporation, shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 7.05(a)); provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Synutra International, Inc.”

(b)       By-laws. At the Effective Time, subject to the provisions of Section 7.05(a), the parties hereto shall take all actions necessary so that the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such by-laws (subject to the provisions of Section 7.05(a)).

Section 2.05  Directors and Officers of the Surviving Corporation.  The parties hereto shall take all actions necessary at the Effective Time so that (a) the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time and (b) the officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, in each case, unless otherwise determined by Parent in a written notice delivered to the Company in accordance with Section 10.02 prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and applicable Law.

Article III
Conversion of securities; MERGER CONSIDERATION

Section 3.01  Effect of Merger on Issued Securities.  At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a)       Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, shall be converted into the right of its holder to receive US$6.05 in cash per Share without interest (the “Merger Consideration”) payable in the manner provided in Section 3.03.  All of such Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.01(a) shall no longer be outstanding and shall be automatically cancelled and cease to exist as of the Effective Time.  Each certificate (or evidence of Shares in book-entry form) that, immediately prior to the Effective Time, represented any such

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Shares (each such certificate or evidence, a “Stock Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Stock Certificate in accordance with Section 3.03(b).

(b)       Excluded Shares. All Excluded Shares shall be automatically cancelled and cease to exist as of the Effective Time, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)       Share Capital of Merger Sub. Each share of common stock, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value US$0.0001 per share, of the Surviving Corporation.  Such shares of common stock shall be the only issued and outstanding shares of capital stock of the Surviving Corporation, which shall be reflected in the stock ledger of the Surviving Corporation.

Section 3.02  Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, all Shares that are issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.02, to receive payment of the Merger Consideration as provided in Section 3.01(a).  Such holder of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of the Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s Shares under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL.  If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.  The Company shall give Parent prompt written notice of any written demands for appraisal of any Shares received by the Company under Section 262 of the DGCL, any withdrawal of any such demand and any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any notices or demands for appraisal of any Shares.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

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Section 3.03  Exchange of Stock Certificates, etc.; Paying Agent.

(a)       Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with a bank or trust company that may be designated by Parent and reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”), for the benefit of the Stockholders (other than holders of the Excluded Shares and the Dissenting Shares), cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 3.01(a) (such cash being hereinafter referred to as the “Exchange Fund”).  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Shares for the Merger Consideration.

(b)       Exchange Procedures.  As promptly as practicable after the Effective Time (but in no event later than five (5) Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a Stockholder of record entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates held by such person shall pass, only upon proper delivery of Stock Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, in the case of uncertificated Shares represented by book-entry interests (“Book-Entry Shares”), upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of any Stock Certificates (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required in exchange for the Merger Consideration.  Upon surrender of a Stock Certificate (or effective affidavits of loss in lieu thereof) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each Stockholder holding Shares represented by such Stock Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required Tax withholdings) equal to (1) the number of Shares represented by such Stock Certificate multiplied by (2) the Merger Consideration, and the Stock Certificate so surrendered shall forthwith be cancelled.  As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of the Book-Entry Shares a cheque or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.01(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder.  No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article III.  In the event of a transfer of ownership of any Shares that is not registered in the transfer record of the Company, it shall be a condition of payment that such Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Stock Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable.  Until surrendered as contemplated by this Section 3.03(b), each Stock Certificate (including evidence of each Book-Entry Share) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III, without interest.

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(c)       Lost, Stolen or Destroyed Stock Certificates.  In the event any Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in customary amount and upon such terms as the Surviving Corporation may reasonably determine are necessary as indemnity against any claim that may be made against it with respect to such Stock Certificate and the delivery to the Paying Agent of a duly executed letter of transmittal, the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a cheque, in the amount (after giving effect to any required Tax withholdings) equal to (i) the number of Shares represented by such Stock Certificate multiplied by (ii) the Merger Consideration.

(d)       Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect appropriately and eliminate the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change in the number of, or with respect to, any Shares occurring on or after the date hereof and prior to (or in the case of any dividend or distribution, with a record date prior to) the Effective Time.

(e)       Termination of the Exchange Fund.  Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the Stockholders twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation (subject to abandoned property, escheat and similar Laws), and any Stockholder who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 3.01(a).  Any portion of the Exchange Fund remaining unclaimed by any Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(f)       No Liability.  None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any Stockholder for any Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Laws.

(g)       Withholding Rights.  Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of the Shares such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws.  To the extent that such amounts are so deducted and withheld by the Paying Agent, Parent or the Surviving Corporation, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to such holder or former holder to whom such amounts would otherwise have been paid and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to promptly pay over such amounts to the applicable Governmental Authority.

Section 3.04  No Transfers.  At the Effective Time, (a) the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on

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the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time and (b) any Stockholders holding the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided under this Agreement or by applicable Laws.  On or after the Effective Time, any Stock Certificates or Book-Entry Shares presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be cancelled and, except for the Excluded Shares, exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 3.01(a) or Section 3.02.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section of the Company Disclosure Letter (it being understood that any matter disclosed in any section of Article IV of the Company Disclosure Letter will be deemed to be disclosed in any other section of Article IV of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, without independent inquiry), (b) as and to the extent set forth in the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature; it being further agreed that (i) any information disclosed in any such Company SEC Report shall be deemed disclosure only with respect to a Section of this Agreement to which the relevance of such information is reasonably apparent from the text of such information contained in such Company SEC Report and (ii) no information disclosed in any such Company SEC Report shall be deemed to qualify or modify the representations and warranties set forth in Section 4.03, Section 4.04, and Section 4.19), or (c) for any matters with respect to which Parent, Merger Sub or any Guarantor has actual knowledge as of the execution hereof, the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01  Organization and Qualification. Each of the Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.02  Certificate of Incorporation.  The Company has furnished or otherwise made available to Parent a true, correct and complete copy of the certificate of incorporation, by-laws or equivalent organizational documents, each as amended or modified to date, of the Company and each Company Subsidiary as in effect as of the date of this Agreement.  Such certificate of incorporation, by-laws or equivalent organizational documents are in full force and effect as of the date hereof.  Neither the Company nor any Company Subsidiary is in

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violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents in any material respect.

Section 4.03  Capitalization.  The authorized share capital of the Company consists of 250,000,000 Shares and 20,000,000 shares of preferred stock, par value US$0.0001 per share, of the Company.  As of the date of this Agreement, (a) 56,690,400 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (b) no shares of the preferred stock of the Company are issued and outstanding, (c) 610,313 Shares are issued and held in the treasury of the Company, and (d) 12,500,000 Shares are reserved for future issuance pursuant to the Stock Incentive Plan but no equity award has ever been issued thereunder.  Except as set forth in this Section 4.03, and except for this Agreement and the Transactions, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock, voting securities or other equity interests of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.  Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any Company Securities.  None of the Company Securities are owned by any Company Subsidiary.

Section 4.04  Authority Relative to This Agreement; Opinion of Financial Advisor.

(a)       Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 5.07, the Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the Merger.  Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 5.07, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger, in each case, subject only to the approval and adoption of the Merger by the affirmative vote of (i) the holders of at least a majority of the issued and outstanding Shares and (ii) the holders of at least a majority of the issued and outstanding Shares other than the Excluded Shares (collectively, the “Requisite Company Vote”), in each case of (i) and (ii) in accordance with the Company’s certificate of incorporation and by-laws and Section 251 of the DGCL.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by

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Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)       The Special Committee is composed of three (3) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management.  The Company Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee, has (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and its Stockholders, (ii) determined that the Merger is in the best interests of the Company and the Stockholders (other than the holders of the Excluded Shares), and declared that it is advisable for the Company to enter into this Agreement with Parent and Merger Sub, (iii) adopted resolutions approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, and (iv) subject to the terms of this Agreement (including Section 7.04), resolved to recommend that the Stockholders adopt this Agreement (including the recommendation of the Special Committee, the “Company Recommendation”). The Company Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the Stockholders for their adoption.

(c)       The Special Committee has received the written opinion (or oral opinion to be confirmed in writing) of Houlihan Lokey Capital, Inc. (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the Stockholders (other than Parent, Merger Sub and their respective Affiliates and holders of the Dissenting Shares) is fair, from a financial point of view, to such Stockholders, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement for informational purposes only.  It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.05  Subsidiaries.  Section 4.05 of the Company Disclosure Letter sets forth a complete and correct list of the Company Subsidiaries.  All equity interests in or other voting securities of the Company Subsidiaries held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.  All such equity interests in and voting securities of the Company Subsidiaries owned by the Company or any Company Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than the Permitted Liens.  There are no issued, reserved for issuance or outstanding (a) securities of the Company or any Company Subsidiary convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Company Subsidiary, (b) options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Company Subsidiary or (c) restricted shares, stock appreciation rights, performance units, contingent

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value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary (the items in clauses (a) through (c), together with any equity interests in or voting securities of the Company Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”).  Except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any person.

Section 4.06  No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger do not and will not, (i) assuming the Requisite Company Vote is obtained, conflict with or violate the certificate of incorporation or by-laws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming, solely with respect to performance of this Agreement and consummation of the Merger, that the matters referred to in Section 4.06(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or other action by any person under, or result in any breach of or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of benefit to which the Company or any Company Subsidiary is entitled, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract; except in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Schedule 14A with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (iii) for the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07  Permits; Compliance with Laws.

(a)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is in possession of all grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to

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own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”), (ii) each of the Company and the Company Subsidiaries are in compliance with the terms of the Company Permits and all of the Company Permits are valid and in full force and effect and (iii) no suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

(b)       Neither the Company nor any Company Subsidiary is in default or violation of any Law applicable to the Company or any Company Subsidiary, except for any such default or violation which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of the Company, neither the Company nor any Company Subsidiary has received any notice or communication of any non-compliance with any applicable Laws that has not been cured, except for any non-compliance, defaults, breach or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)       For the past three (3) years, none of the Company, any Company Subsidiary or any of their respective directors, executives or, to the Company’s knowledge, agents has, in any material respect, (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, the PRC Law on Anti-Unfair Competition promulgated on September 2, 1993, or the Interim Rules on Prevention of Commercial Bribery promulgated on November 15, 1996, or any PRC Law in relation thereto, (iv) established or maintained any fund of corporate monies or other properties not recorded on the Company’s books and records, (v) to the knowledge of the Company, made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) to the knowledge of the Company, violated or operated in noncompliance with any applicable money laundering law, anti-terrorism law or regulation, anti-boycott regulations, export restrictions or embargo regulations.  None of the Company, any Company Subsidiary or any of their respective directors, executives or, to the Company’s knowledge, agents is currently the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.08  SEC Filings; Financial Statements.

(a)       The Company has timely filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 2013 (the forms, reports and other documents filed since January 1, 2013 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”).  The Company SEC Reports (i) at the time they were filed, and if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment or, in the case of any filing pursuant to the Securities Act, as of the date of effectiveness of such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b)       The Company and the Company Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls since January 1, 2013.

(c)       The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(d)       Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(e)       Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in accordance with GAAP.

(f)       Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, fixed or contingent or otherwise), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, except for liabilities or obligations (i) reflected or reserved against in the consolidated balance sheet included in its quarterly report filed on Form 10-Q for the fiscal quarter ended June 30, 2016 (including the notes thereto), included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred after June 30, 2016 in the ordinary course of business consistent with past practice, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)       The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within

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those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company.

Section 4.09  Absence of Certain Changes or Events.  Since June 30, 2016 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect or any Effects that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (c) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any covenants contained in the items (a) through (g) of Section 6.01.

Section 4.10  Absence of Litigation.

(a)       There is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request or similar proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any share, security, equity interest, property or asset of the Company or any Company Subsidiary, before any Governmental Authority which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       Neither the Company nor any Company Subsidiary nor any share, security, equity interest, or property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, in each case, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11  Labor and Employment Matters.

(a)       The Company and each Company Subsidiary is in compliance in all material respects with all labor and employment Laws of the PRC, including all such Laws relating to (i) wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; (ii) the collection and payment of withholding and/or social security Taxes and any similar Tax; and (iii) deductions, payments and contributions of retirement insurance, medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Law, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no controversies pending

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or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective current or former employees, contractors, subcontractors, agents or other persons engaged by the Company or any Company Subsidiary in connection with their businesses (collectively, “Company Personnel”), including, but not limited to, controversies with respect to the items listed in Section 4.11(a) whether directly between the Company or any Company Subsidiary and any Company Personnel or before or involving any Governmental Authority; (ii) there are no collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and to which the Company or any Company Subsidiary is a party to or bound by; (iii) there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (iv) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before any Governmental Authority; and (v) there is no strike, slowdown, work stoppage or lockout, or similar activity or, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the past two (2) years.

(c)       The consummation of the Transactions will not (either alone or together with any other event) entitle any individual Company Personnel to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation.  No amount payable or economic benefit to be provided to any individual Company Personnel in connection with the consummation of the Transactions is expected to or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Internal Revenue Code of 1986, as amended.

Section 4.12  Real Property; Title to Assets.

(a)       Section 4.12 of the Company Disclosure Letter sets forth a complete and correct list of (i) all real property and interests in real property owned by the Company or any Company Subsidiary as of the date of this Agreement and (ii) all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary as of the date of this Agreement, in each case that is material to the business of the Company and the Company Subsidiaries, taken as a whole.  Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. There are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Company Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)       All current leases and subleases of real property entered into by the Company or a Company Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and there is no, under any of such leases, existing default or event of default by the Company or any Company Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to

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such leased premises, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13  Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries either own or have the right to use (in each case, free and clear of any Liens other than Permitted Liens) all Intellectual Property used in or necessary for the conduct of its business; (b) neither the Company nor any Company Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, (c) neither the Company nor any Company Subsidiary has received written notice of any claim that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or misappropriates any Intellectual Property rights of any third party; (d) to the knowledge of the Company, no third party is currently infringing or misappropriating any Intellectual Property owned by the Company or any Company Subsidiary and (e) there is no pending, or to the knowledge of the Company, threatened Action by any person challenging the validity or enforceability of, or the use or ownership by the Company or any Company Subsidiary, of any Intellectual Property owned by the Company or any Company Subsidiary, (f) the consummation of the Transactions will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of the Company Subsidiaries; and (g) the Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of the Company Subsidiaries all of whom are bound by written confidentiality agreements.

Section 4.14  Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by them and have paid and discharged all Taxes due and payable (whether or not shown on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) all such Tax Returns are true, accurate and complete; (c) the U.S. federal and other income and franchise Tax Returns of the Company and each Company Subsidiary through the Tax year ended December 31, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired; (d) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (e) there are no pending or, to the knowledge of the Company, threatened Actions against or with respect to the Company or any Company Subsidiary in respect of any Tax or Tax asset; (f) the Company and the Company Subsidiaries have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (g) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; and (h) during the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code of 1986, as amended.

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Section 4.15  Material Contracts.

(a)       Except for (i) this Agreement, (ii) any Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement disclosed in the Company SEC Reports or (iii) as set forth in Section 4.15(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by (the Contracts referred to in the foregoing clauses (ii) and (iii) and each of the following Contracts described in this Section 4.15(a), collectively, the “Material Contracts”):

(i)              any Contract that is required to be filed by the Company pursuant to Item 15 of Form 10-K under the Exchange Act;

(ii)              any Contract relating to the purchase or sale of any Company Securities or any Company Subsidiary Securities;

(iii)             any Contract relating to any credit, loan or facility arrangement, guarantee or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Company Subsidiary) of more than US$3,000,000, other than any Indebtedness between or among any of the Company and any Company Subsidiary (it being understood that Section 4.15(a)(iii) of the Company Disclosure Letter is not required to list any such Contract involving aggregate Indebtedness of less than US$30,000,000);

(iv)            any joint venture Contract, strategic cooperation or partnership arrangements, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any third party, in each case that is material to the business of the Company and the Company Subsidiaries taken as a whole;

(v)             any Contract relating to any acquisition by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations;

(vi)            any Contract that limits, or purports to limit, the ability of the Company or any Company Subsidiary to compete in any material line of business or with any person or entity or in any geographic area or during any period of time;

(vii)           any Contract involving the payment or receipt of amounts by the Company or any Company Subsidiary of more than US$3,000,000 (it being understood that Section 4.15(a)(vii) of the Company Disclosure Letter is not required to list any such Contract involving aggregate amounts of less than US$30,000,000);

(viii)           any Contract under which the Company or any Company Subsidiary acquired any right, title or interest in, under or to any material Intellectual Property (other than non-exclusive licenses or sublicenses that are available to the public generally and were obtained by the Company or any Company Subsidiary in the ordinary course of business) and under which the Company or any Company Subsidiary granted to any third party any right, title or interest in, under or to any

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material Intellectual Property (other than a non-exclusive license or sublicense granted in the ordinary course of business);

(ix)             any Contract prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiary, prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of any guaranty by the Company or any Company Subsidiary; or

(x)              any Contract providing for any change of control of the Company or any Company Subsidiary,

(b)       Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other party to a Material Contract is in breach or violation of, or default under, or has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim or notice of default under any Material Contract; and (iv) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract.

Section 4.16  Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, (b) the Company has no reason to believe that it or any Company Subsidiary will not be able to renew its insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost, (c) the Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as management has determined to be prudent in accordance with industry practice in the PRC for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance and (d) neither the Company nor any Company Subsidiary is in breach or default of any insurance policies.

Section 4.17  Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (b) there have been no release of any Hazardous Materials at or on any property owned or operated (currently or formerly) by the Company or any Company Subsidiary or, to the knowledge of the Company, any release of Hazardous Materials of the Company or any Company Subsidiary at any property or location where Hazardous Materials are stored, transported, treated or disposed of on behalf of the Company or any Company Subsidiary, (c) neither the Company nor any Company Subsidiary has received from a Governmental Authority a request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for

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any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise, and (d) neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Action, relating to non-compliance with any Environmental Laws or any other liabilities pursuant to or arising in connection with any Environmental Laws, Environmental Permits or Hazardous Materials.

Section 4.18  Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 4.19  Brokers.  Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of the Company, including the Company Board and any committees thereof.

Section 4.20  Antitakeover Statutes.  Assuming that the representations of Parent and Merger Sub set forth in Section 5.07 are true and accurate, the Company has taken all action necessary so that any restriction on a “business combination” with the Company, as such term is defined in Section 203 of the DGCL, will not apply to this Agreement, the Merger and the other Transactions, and, accordingly, no antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium,” “interested shareholder,” “business combination” or other antitakeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the Transactions.  The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

Section 4.21  No Additional Representations or Warranties.  Except for the representations and warranties expressly contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any Company Subsidiary or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Merger Sub or any of their respective Affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed and that Parent and Merger Sub do not rely on any such other representations and warranties or the accuracy or completeness thereof.

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Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01  Corporate Organization; Capitalization.

(a)       Each of Parent and Merger Sub is a legal corporation duly incorporated, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction in which it is incorporated, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of the business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

(b)       Parent has previously furnished to the Company a true, correct and complete copy of the memorandum and articles of association of Parent and the certificate of incorporation and by-laws of Merger Sub, each as amended or modified to date, as in effect as of the date of this Agreement. Such memorandum and articles of association, certificate of incorporation and by-laws are in full force and effect as of the date hereof.  Neither Parent nor Merger Sub is in violation of any provision of its memorandum and articles of association, with respect to Parent, or certificate of incorporation or by-laws, with respect to Merger Sub, in any material respect.

(c)       The authorized share capital of Parent consists of 50,000 ordinary shares, par value US$1.00 per share.  As of the date hereof, 50,000 ordinary shares of Parent are issued and outstanding, all of which have been duly authorized, validly issued, fully paid and are non-assessable.

(d)       The authorized share capital of Merger Sub consists of 10,000 shares of common stock, par value US$0.0001 per share.  As of the date hereof, there are one thousand (1,000) shares of common stock of Merger Sub issued and outstanding, which have been duly authorized, validly issued, fully paid and are non-assessable and which are owned by Parent.

Section 5.02  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate actions, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 5.03(b)).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and,

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assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03  No Conflict; Required Filings and Consents.

(a)       The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association (or equivalent organizational documents) of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) require any consent or other action by any person under, or result in any breach of or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of benefit to which Parent or Merger Sub is entitled, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract; except in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

(b)       The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) for the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, and (iv) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their obligations under this Agreement.

Section 5.04  Sufficient Funds; Financing.

(a)       Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter (the “Debt Commitment Letter”) from Shanghai Pudong Development Bank Co., Ltd. confirming its commitment to provide Parent with debt financing in connection with the Transactions in the amount set forth therein and in accordance with the terms thereof (the “Debt Financing”).

(b)       As of the date hereof, (i) the Debt Commitment Letter is in full force and effect and is the valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) the Debt Commitment Letter has not been amended or modified, and (iii) the commitment contained in the Debt Commitment Letter has not been withdrawn or rescinded in any respect; provided,

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that Parent and Merger Sub may replace, amend or supplement the Debt Commitment Letter to the extent permitted by Section 7.07.  Assuming (1) the Debt Financing is funded in accordance with the terms of the Debt Commitment Letter and (2) the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, Parent and Merger will have available to them at the Effective Time sufficient funds to pay the aggregate Merger Consideration, and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and subject to the conditions contemplated hereby and all related fees and expenses associated therewith.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Debt Commitment Letter on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto.  As of the date hereof, Parent and Merger Sub have no reason to believe that any of the conditions in the Debt Commitment Letter will not be satisfied on or prior to the Closing Date.  The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent or Merger Sub on the terms and subject to the conditions therein.

(c)       As of the date hereof, there is no side letter or other agreement to which Parent or Merger Sub or their respective Affiliates is a party related to the funding, investing or contribution, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and any customary engagement letter and confidentiality agreement.

Section 5.05  Litigation.  As of the date hereof, (a) there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates, and (b) neither Parent nor Merger Sub nor any of its Affiliates is subject to the provisions of any Law, in each case of (a) and (b), which would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent and Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

Section 5.06  Parent Information.  None of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Merger Sub or any of its Subsidiaries specifically for inclusion in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

Section 5.07  Ownership of Securities. None of Parent, Merger Sub or any of their respective Affiliates became an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the last three (3) years.  As of the date hereof, other than 36,000,000 Shares owned by Parent or as a result of this Agreement, neither Parent

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nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares.

Section 5.08  Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, asset, liability or obligation of any nature other than those incident to its formation and capitalization or pursuant to this Agreement or in connection with the Merger and the other Transactions.  Merger Sub does not have any Subsidiary.

Section 5.09  Solvency. Immediately following the Effective Time and after giving effect to the Merger and taking into account the Debt Financing and related transaction costs necessary in order to consummate the Transactions and assuming the accuracy in all material respects of the representations and warranties of the Company contained in Article IV, each of Parent and the Surviving Corporation on a consolidated basis: (a) will not have aggregate Liabilities greater than the fair value of their assets or assets with a fair saleable value less than the amount required to pay their Liabilities on their existing debts as such debts mature); (b) will not have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Merger; or (c) will not have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective Indebtedness, in each case after giving effect to the Transactions.  For purposes of this Section, (i) “fair value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (ii) “fair saleable value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries taken as a whole are sold in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar; and (iii) “Liabilities” means the recorded liabilities of the Surviving Corporation and its Subsidiaries taken as a whole, as of the Closing Date after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Debt Financing), determined in accordance with GAAP consistently applied.

Section 5.10  Limited Guarantee. The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guarantee.

Section 5.11  Certain Arrangements.  Other than this Agreement, there is no Contract, whether oral or in written, (a) between Parent, Merger Sub or any of their Affiliates (excluding the Company and the Company Subsidiaries), on the one hand, and any member of the Company’s directors, officers, employees or Stockholders, on the other hand, that relate in any way to the Transactions, (b) pursuant to which any Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration in connection with the Transactions, (c) pursuant to which any Stockholder has agreed to vote to approve this Agreement, the Merger or any of the Transactions or has agreed to vote against any Competing Transaction or (d) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Merger Sub or the Company to finance in whole or in part the Transactions, including the Merger.

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Section 5.12  Independent Investigation.  Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives.  Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and the Company Subsidiaries for such purpose.  In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.13  Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and the Company Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other.  Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, any Company Subsidiaries or their respective Affiliates and Representatives or the accuracy or completeness thereof, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than intentional fraud in connection therewith.

Section 5.14  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.15  No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01  Conduct of Business by the Company Pending the Merger. The Company agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, except as required by applicable Law, as set forth in Section 6.01 of the Company Disclosure Letter or as expressly contemplated, required or permitted by any other provision of this Agreement, unless Parent

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shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each Company Subsidiary to, conduct its businesses in the ordinary course of business and in a manner consistent with past practice in all material aspects, and use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, maintain in effect all of the Company Permits, keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and preserve the current relationships of the Company and the Company Subsidiaries with the Governmental Authorities, lenders, customers, suppliers and other persons with which the Company or any Company Subsidiary has material relations, in each case in all material aspects.  By way of amplification and not limitation, except as required by applicable Law, as set forth in Section 6.01 of the Company Disclosure Letter, as expressly contemplated, required or permitted by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)       amend or otherwise change its certificate of incorporation, by-laws or equivalent organizational documents (whether by merger, consolidation or otherwise);

(b)       issue, deliver, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, delivery, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any Company Securities or Company Subsidiary Securities (including the grant of any equity or equity-based award in respect of Company Securities or Company Subsidiary Securities under the Stock Incentive Plan or otherwise), or (ii) any property or asset (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Company Subsidiary having a current value in excess of US$2,000,000 individually or US$10,000,000 in the aggregate with other property or assets, except solely in the case of (ii) in the ordinary course of business and in a manner consistent with past practice or pursuant to the existing Contracts;

(c)       (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, or (ii) split, combine or reclassify any of its shares, other than dividends paid by a wholly-owned Company Subsidiary to its parent or another Company Subsidiary, or (iii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)       reclassify, combine, split, subdivide or redeem or offer to redeem, or purchase, offer to purchase or otherwise acquire, directly or indirectly, any of its Company Securities (including Shares) or Company Subsidiary Securities, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Company Securities (including Shares) or Company Subsidiary Securities;

(e)       effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company Subsidiary, or create any new Company Subsidiaries that qualify as “significant subsidiaries” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act, other than the merger, consolidation, amalgamation

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or other combination of any wholly-owned Company Subsidiary with any other wholly-owned Company Subsidiary;

(f)       (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, or make any capital contribution or investment in, any corporation, partnership, other business organization or any division thereof; (ii) acquire any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to any existing Contracts; (iii) incur, assume, alter, amend or modify any Indebtedness in excess of US$10,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances in excess of US$1,000,000 individually or US$10,000,000 in the aggregate, except solely in the case of (iii) in the ordinary course of business and in a manner consistent with past practice; or (iv) authorize, or make any commitment with respect to, any single capital expenditure that is not budgeted in the Company’s current plan approved by the Company Board as of the date hereof which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$5,000,000 for the Company and the Company Subsidiaries taken as a whole, other than, in the case of this clause (iv), expenditures consistent with past practice necessary to maintain existing assets in good repair;

(g)       make any changes with respect to any financial accounting policies, methods or procedures, except as required by changes in statutory or regulatory accounting rules, GAAP or applicable Laws and as agreed to by its independent public accountants;

(h)       except in the ordinary course of business consistent with past practice, enter into, or materially amend, or modify or consent to the termination of any Material Contract or material lease for real property or any other Contract which was, or would have been a Material Contract if in effect on the date of this Agreement, or amend, waive, modify, release, assign or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder;

(i)       pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Company’s balance sheet as included in the Company SEC Reports, or incurred subsequent to such date in the ordinary course of business consistent with past practice;

(j)       settle, or offer or propose to settle, (i) any Action, other than settlements (A) requiring the Company or any Company Subsidiary to pay monetary damages not exceeding US$2,000,000, and (B) not involving the admission of any wrongdoing by the Company or any Company Subsidiary; (ii) any stockholder Action against the Company or any of its officers or directors or (iii) any Action that relates to the Transactions;

(k)       engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

(l)       make, revoke or change any material Tax election, materially amend any Tax Return or waive any statute of limitations with respect to any material Tax claim or assessment, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to material Taxes for an amount in excess of the amount reserved or provided

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therefor in the financial statements, change any annual accounting period, or materially change any method of Tax accounting or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of the Company Subsidiaries being required to include a material item of income in, or exclude a material deduction from, a Tax Return for a period beginning after the Closing Date;

(m)       except as required by the terms of any existing Company benefit or compensatory plan, agreement or arrangement, or in the ordinary course of business consistent with past practice, (i) increase or amend the compensation payable or benefits provided to any Company Personnel, or (ii) establish, adopt or amend any stock option, restricted stock or other benefit plan or arrangement; or

(n)       agree, authorize or enter into any agreement to take any of the actions prohibited by this Section 6.01.

Section 6.02  Conduct of Business by Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, it shall not, except as required by applicable Law or as expressly contemplated, required or permitted by any other provision of this Agreement: (a) in the case of Merger Sub, undertake any businesses or activities other than in connection with this Agreement and the Transactions, including the Merger and the Debt Financing; or (b) enter into any agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would be reasonably likely to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01  Proxy Statement and Schedule 13E-3. As promptly as reasonably practicable following the date hereof (and in any event within twenty-one (21) days after the date hereof), the Company, with the assistance of Parent and Merger Sub, shall prepare and cause to be filed with the SEC a proxy statement (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) and a Rule 13e-3 transaction statement on Schedule 13E-3 (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”), in each case relating to the authorization and adoption by the Stockholders of this Agreement and the Transactions, including the Merger.  Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  The Company, with the assistance of, and after consultation with, Parent and Merger Sub, shall use its reasonable best efforts to (a) respond, as promptly as reasonably practicable, to any comments received from the staff of the SEC with respect to such filings of the Proxy Statement and the Schedule 13E-3, (b) prepare and file, as promptly as reasonably practicable, any amendments or supplements necessary to be filed in response to any such comments or as required by Law, (c) have cleared by the staff of the SEC the Proxy Statement and the Schedule 13E-3 and (d) to the extent required by applicable Law, as promptly as reasonably practicable, prepare, file and distribute to the Stockholders any supplement or amendment to the Proxy Statement or the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders’ Meeting.  Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such

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party to the other parties as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3 and of any requests by the SEC or its staff for any amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall promptly provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall promptly provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand.  Prior to filing or mailing of the Proxy Statement and the Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent a reasonable opportunity to review and comment on such document or response and (ii) consider in good faith all comments reasonably proposed by Parent and its Representatives.  If at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Merger Sub or Parent which should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders.

Section 7.02  Stockholders’ Meeting.

(a)       The Company shall, as promptly as reasonably practicable (and, in the case of clauses (i) and (ii), in no event later than ten (10) Business Days) after the SEC confirms that it has no further comments on, or otherwise clears, the Schedule 13E-3 and the Proxy Statement, (i) establish a record date for a meeting of the Stockholders (such meeting or any adjournment or postponement thereof, the “Stockholders’ Meeting”) for the purpose of voting to approve and adopt this Agreement and the Transactions, including the Merger, in accordance with the DGCL, (ii) mail or cause to be mailed the definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to appraisal rights) to the Stockholders as of the record date established for the Stockholders’ Meeting; provided that the Company shall not be required to mail the Proxy Statement on or before the Go-Shop Period End Date, and (iii) duly convene and cause to occur the Stockholders’ Meeting; provided, that the Company may postpone or adjourn the Stockholders’ Meeting, (1) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), (2) if at the time the Stockholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholders’ Meeting, or (3) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure, which the Company Board has determined in good faith after consultation with outside counsel that is necessary under applicable Laws, and for such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Stockholders’ Meeting.  Unless this Agreement has been terminated in accordance with its terms, this Agreement shall be submitted to the Stockholders at the Stockholders’ Meeting whether or

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not a Change in the Company Recommendation in response to an Intervening Event shall have occurred.

(b)       Subject to Section 7.04(e), the Company Board shall (i) recommend to the Stockholders that they approve and adopt this Agreement, and shall include such recommendation in the Proxy Statement, and (ii) use its reasonable best efforts to (1) solicit from the Stockholders proxies in favor of the authorization, approval and adoption of this Agreement and the Transactions, including the Merger, and (2) take all other actions necessary or advisable to secure the Requisite Company Vote.  Upon reasonable request of Parent, the Company shall use its reasonable best efforts to advise Parent on a current basis prior to the date of the Stockholders’ Meeting, as to the aggregate tally of proxies received by the Company with respect to the Requisite Company Vote.

(c)       At the Stockholders’ Meeting, Parent shall vote, and shall cause its Affiliates to vote, or cause to be voted, all Shares held by it in favor of (i) the approval and adoption of this Agreement and the Transactions, including the Merger, (ii) any matters necessary for the consummation of the Transactions and (iii) any adjournment or postponement of the Stockholders’ Meeting or other annual or special meeting of the Stockholders of the Company, however called, at which any of the above matters are to be considered (and any adjournment or postponement thereof) if the Company is entitled to postpone or adjourn such meeting pursuant to Section 7.02(a).

Section 7.03  Access to Information.

(a)       From the date hereof until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article IX, and subject to applicable Laws, upon reasonable advance notice from Parent, the Company and the Company Subsidiaries shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records and personnel of such party, (ii) to the extent not publicly available, furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct their employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation in connection with the Transactions; provided, that neither the Company nor any Company Subsidiary shall be required to (1) take or allow actions that would unreasonably interfere with its operation of the business or (2) provide access to or furnish any information if doing so would violate any applicable Laws or where such access to information would reasonably be expected to involve the waiver of any privilege so long as the Company or such Company Subsidiary has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise its privilege with respect thereto.

(b)       All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement and Section 10.11.

(c)       No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

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Section 7.04  Competing Transactions.

(a)       Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof and continuing until 11:59 p.m. New York City time on the date which is thirty (30) days after the date hereof (the “Go-Shop Period End Date”), the Company and the Company Subsidiaries and their respective Representatives shall have the right, acting under the direction of the Special Committee, to directly or indirectly (i) initiate, solicit or encourage Competing Transactions (or inquiries, proposals or offers that could reasonably be expected to lead to a Competing Transaction), including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to one (1) or more Acceptable Confidentiality Agreements entered into by such Solicited Person (it being understood that an Acceptable Confidentiality Agreement shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided, that the Company shall promptly provide to Parent any information concerning the Company or any Company Subsidiary that it has provided to any Solicited Person which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Competing Transactions (or inquiries, proposals or offers that could reasonably be expected to lead to a Competing Transaction) or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations.  Within forty-eight (48) hours following the Go-Shop Period End Date, the Company shall notify Parent of the material terms and conditions of any proposal or offer regarding a Competing Transaction (including any amendments or modifications thereof) received from any Excluded Party (which shall include a copy of the proposal made by such Excluded Party (which copy may be redacted to omit the identity of such Excluded Party) and a summary of any financing material related thereto (if any)).  Except as otherwise expressly provided in Section 7.04(c), the Company shall, and the Company shall cause the Company Subsidiaries and its and their Representatives to, (1) immediately cease any activities permitted by the first sentence of this Section 7.04(a), and any discussions with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate to, or could reasonably be expected to lead to, a Competing Transaction, and (2) use its reasonable best efforts to promptly request each person (other than Parent and any Excluded Party) to return or destroy all information required to be returned or destroyed by such person under the terms of the applicable Acceptable Confidentiality Agreement.  Except as set forth in Section 7.04(c), immediately after the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company agrees that neither it nor any Company Subsidiary shall, nor shall the Company or any Company Subsidiary authorize or permit any of their respective Representatives to, directly or indirectly, (A) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or knowingly take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its Stockholders) that relates to, constitutes, or could reasonably be expected to lead to, any Competing Transaction, (B) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to or otherwise knowingly assist or cooperate with, any person or entity in furtherance of such inquiries, proposals or offers or to obtain a proposal or offer for a Competing Transaction, (C) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction, or (D) release any third

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party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b)       Following the Go-Shop Period End Date, the Company shall notify Parent in writing, as promptly as reasonably practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), of any proposal or offer or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction, specifying (i) the material terms and conditions thereof (including material amendments or proposed material amendments), and (ii) whether the Company has any intention to provide confidential information to such person.  The Company shall keep Parent informed on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request, including the material terms and conditions thereof.  Without limiting the foregoing, the Company shall (1) promptly notify Parent in writing if it determines to initiate actions concerning a proposal, offer, inquiry, contact or request, in each case as permitted by this Section 7.04, and (2) provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or the Special Committee at which the Company Board or the Special Committee, as applicable, is reasonably expected to consider any inquiry, proposal or offer relating to any Competing Transaction.

(c)       Notwithstanding anything to the contrary in this Section 7.04, at any time after the Go-Shop Period End Date and prior to the receipt of the Requisite Company Vote, (i) following receipt by the Company of a written, bona fide inquiry, proposal or offer with respect to a Competing Transaction from any person (provided, that such proposal or offer shall not have been obtained in violation of Section 7.04(a) and the Company shall have complied with the requirements of this Section 7.04 with respect to such proposal or offer), the Company and its Representatives may contact such person solely in order to (1) clarify and understand the terms and conditions of such inquiry, proposal or offer so as to determine whether it constitutes or could reasonably be expected to result in a Superior Proposal and (2) notify such person of the restrictions of this Section 7.04; and (ii) the Company may furnish information to, and enter into discussions or negotiations with, a person who has made a written, bona fide proposal or offer regarding a Competing Transaction, if the Special Committee, which shall have full, sole and exclusive authority to make such a decision, has (A) determined in its good faith judgment (after consultation with its outside financial advisor and outside legal counsel) that such proposal or offer constitutes, or could reasonably be expected to result in, a Superior Proposal, (B) promptly provided written notice to Parent (in any event within forty-eight (48) hours) of its intent to furnish information or enter into discussions or negotiations with such person, and (C) obtained from such person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided, that the Company shall promptly (and, in any event, within forty-eight (48) hours) make available to Parent any material information concerning the Company and the Company Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives.  Notwithstanding the foregoing and for the avoidance of doubt, after the Go-Shop Period End Date, the Company and the Company Subsidiaries and their respective Representatives may

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continue to take any of the actions described in this Section 7.04(c) with respect to any person or group of persons that has made (or, in the case of any group of persons, any one or more members of which has made, either individually or as a member of a group) a proposal or offer regarding a Competing Transaction on or before the Go-Shop Period End Date if the Special Committee determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that, as of the date of the Go-Shop Period End Date, such proposal or offer regarding a Competing Transaction constitutes, or is reasonably likely to lead to, a Superior Proposal (each such person or group of persons, an “Excluded Party”).  Any Excluded Party shall cease to be an Excluded Party for all purposes of this Agreement immediately at such time as the offer or proposal with respect to a Competing Transaction made by such person is withdrawn, is terminated or expires, or the Special Committee determines in good faith, that such offer or proposal has ceased to constitute, or is no longer reasonably likely to lead to, a Superior Proposal.

(d)       Except as set forth in Section 7.04(e) and Section 7.04(f), neither the Company Board nor the Special Committee shall (i) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, or propose publicly to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Competing Transaction, (iii) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (iv) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, or (v) resolve or publicly announce its intention to do any of such actions under clauses (i) through (iv) (any of such actions under clauses (i) through (v) being referred to as a “Change in the Company Recommendation”) or (vi) authorize, approve or recommend, or cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an “Alternative Acquisition Agreement”).  It is agreed that any violation of the restrictions on the Company set forth in this Section 7.04 by any of the Company Subsidiaries of any of its or their respective Representatives shall be deemed to be a breach of this Section 7.04 by the Company.

(e)       Notwithstanding anything to the contrary in Section 7.04(d), prior to the time of the Stockholders’ Meeting, if the Company has received a bona fide written offer or proposal regarding a Competing Transaction that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after the Special Committee has consulted with its outside financial advisor and outside legal counsel), constitutes a Superior Proposal, the Company Board may, upon recommendation of the Special Committee (after the Special Committee has consulted with its outside financial advisor and outside legal counsel), make a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 9.03(c); provided, that (i) the Company shall have complied with its obligations under this Section 7.04; (ii) the Company shall have (A) provided at least five (5) Business Days’ (the “Notice Period”) prior written notice to Parent advising Parent that the Company Board has received a Superior Proposal (which notice shall include a copy of the Superior Proposal, the identity of the person making such Superior Proposal and a summary of any financing materials related thereto (if any)) and indicating that the Company Board intends to effect a Change in the Company Recommendation and /or authorize the Company to terminate this Agreement

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pursuant to Section 9.03(c), and (B) during the Notice Period, if requested by Parent, negotiated with, and caused its Representatives to negotiate with, Parent and its Representatives in good faith to make such adjustments in the terms and conditions of this Agreement, so that such offer or proposal would cease to constitute a Superior Proposal; provided, that any material modifications to such Superior Proposal require a new written notice to Parent of the terms of such amended Superior Proposal from the Company and an additional Notice Period (which shall be a three (3) Business Day period rather than the five (5) Business Day period prescribed above in the event of modifications to a Superior Proposal as to which the Company has already delivered a notice to Parent pursuant to this Section 7.04(e) at least five (5) Business Days prior to delivery of such new notice); and (iii) following the end of the Notice Period (or any additional Notice Period, if applicable), the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after the Special Committee has consulted with its outside financial advisor and outside legal counsel), that such offer or proposal continues to constitute a Superior Proposal.

(f)       Notwithstanding anything to the contrary in Section 7.04(d), prior to the time of the Stockholders’ Meeting, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after the Special Committee has consulted with its outside financial advisor and outside legal counsel), that an Intervening Event has occurred and is continuing and that failure to effect a Change in the Company Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon recommendation of the Special Committee (after the Special Committee has consulted with its outside legal counsel), make a Change in the Company Recommendation in response to such Intervening Event; provided, that (i) the Company shall have (A) provided at least five (5) Business Days’ prior written notice to Parent advising Parent that an Intervening Event has occurred and is continuing (which notice shall include the circumstances of such Intervening Event in reasonable detail) and indicating that the Company Board intends to effect a Change in the Company Recommendation in response to such Intervening Event, and (B) during such five (5) Business Day period, if requested by Parent, negotiated with, and caused its Representatives to negotiate with, Parent and its Representatives in good faith to make such adjustments in the terms and conditions of this Agreement, so that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after the Special Committee has consulted with its outside legal counsel), that it would no longer be inconsistent with the Company Board’s fiduciary duties not to effect a Change in the Company Recommendation; and (ii) following the end of such five (5) Business Day period, the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after the Special Committee has consulted with its outside legal counsel), that failure to effect a Change in the Company Recommendation in response to such Intervening Event would continue to be reasonably expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g)       Nothing contained in this Section 7.04 shall be deemed to prohibit the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to the Stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to Stockholders to comply with applicable Law; provided, that subject to Section 7.04(d) and Section 7.04(e), the Company Board shall expressly reaffirm the Company Recommendation in such disclosure.

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(h)       An “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(i)       A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and the Company Subsidiaries that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and the Company Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company; or (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of any class of equity securities of the Company; or any combination of the foregoing.  For purposes of this definition, revenue, operating income and EBITDA of the Company shall be determined on a consolidated basis for the prior 12-month period preceding the date of determination and shall be determined in accordance with GAAP (or, in the case of EBITDA, in a manner consistent with the Company’s past accounting practices and, with respect to the components of EBITDA that are customarily GAAP items, in any case in accordance with GAAP).

(j)       A “Superior Proposal” means a written, bona fide offer made by a person with respect to a Competing Transaction that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after (i) consultation with its outside financial advisor and outside legal counsel and (ii) taking into consideration all terms and conditions relating to such offer, including all legal, financial, regulatory and other aspects of such offer, including the likelihood and timing of consummation thereof, and any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 7.04(e) prior to the time of determination and the identity of the person or group making the offer), to be more favorable to the Company and the Stockholders from a financial point of view (other than the holders of the Excluded Shares) than the Merger.  For purposes of the definition of “Superior Proposal,” each reference to “10%” or “20%”, as the case may be, in the definition of “Competing Transaction” shall be replaced with “50%.”

(k)       An “Intervening Event” means any material event, development, condition, occurrence or change that (i) was not known by the Company Board as of or prior to the date of this Agreement and (ii) does not involve or relate to an offer or proposal regarding any Competing Transaction.

Section 7.05  Directors’ and Officers’ Indemnification and Insurance.

(a)       The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, advances of expenses and indemnification than are set forth in the certificate of incorporation and by-laws of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the

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Effective Time, were former or present directors or officers of the Company, unless such modification shall be required by applicable Laws. The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements by and among the Company and its directors as in effect on the date hereof shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company.

(b)       The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company or the Company Subsidiaries with respect to matters occurring or allegedly occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”), on terms and subject to conditions no less favorable than those in effect on the date hereof and with reputable carriers having a rating comparable to the current carrier; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than the current policy; provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (and in such case shall purchase as much of such coverage as possible for such amount).  In lieu of the foregoing policies, the Company or the Surviving Corporation may, at its option, purchase a six (6)-year “tail” prepaid policy on terms and subject to conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company as of the date hereof; provided, that the cost of such “tail” policy shall not exceed 300% of current annual premiums paid by the Company for such insurance.  To the extent such “tail” prepaid policies have been obtained, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 7.05(b) shall terminate.

(c)       Subject to the terms and conditions of this Section 7.05, from and after the Effective Time, the Surviving Corporation shall comply with all of its obligations, and shall cause the Company Subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs), fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation (“Indemnity Proceeding”), whether civil, criminal, administrative or investigative, and whether initiated by the Company, the Surviving Corporation, any Governmental Authority or any other party (“Damages”), based in whole or in part on, arising out of, relating to or in connection with, (i) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary, (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided to each such person under the Company’s or such Company Subsidiaries’ organizational and governing documents or agreements in effect on the date hereof and to the fullest extent as permitted by the DGCL or any other applicable Law, including the approval of this Agreement, the Merger

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or the other Transactions or arising out of or pertaining to the Transactions, or (iii) any acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Company Subsidiary if such service was at the request or for the benefit of the Company or any Company Subsidiary; provided, that, in each case of clauses of (i) through (iii), that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; provided, further, that, in each case of clauses of (i) through (iii), if required by any applicable Law, such person shall have provided the Surviving Corporation with a written undertaking to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this Section 7.05(c).  In any event any Indemnity Proceeding is brought against a person entitled to indemnity under this Section 7.05, due notice thereof shall be given to the Surviving Corporation and the person seeking indemnification and the Surviving Corporation (or applicable Company Subsidiary) shall each use its commercially reasonable efforts to cooperate in the defense of such Indemnity Proceeding; provided, that the Surviving Corporation shall control such defense and the person seeking indemnification shall not settle or compromise, or offer to settle or compromise, such Indemnity Proceeding; provided, further, that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding without the prior written consent of such person (which shall not be unreasonably withheld, delayed or conditioned) to the extent the terms of the proposed settlement, compromise or judgment involve any non-monetary relief from such person.

(d)       The obligations of Parent and the Surviving Corporation and the Company Subsidiaries under this Section 7.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party.  If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume, and shall be able to perform, all of the applicable obligations set forth in this Section 7.05. In addition, if upon or following any merger, consolidation or sale of assets, Parent, the Surviving Corporation or any of their respective successors or assigns is or becomes a direct or indirect Subsidiary of another person, proper provision shall be made so that their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 7.05.

Section 7.06  Notification of Certain Matters.  Each of the Company and Parent shall promptly notify the other in writing of:

(a)       any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)       any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)       any Actions commenced or, to the knowledge of the Company or Parent, as the case may be, threatened in writing against the Company or any Company Subsidiary or Parent and any of its Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant

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to any of such person’s representations and warranties contained herein, or that relate to the Transactions, including such person’s ability to consummate the Transactions; and

(d)       any breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.07  Financing.

(a)       Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Commitment Letter; provided, that Parent and Merger Sub may amend or modify the Debt Commitment Letter and/or elect to replace all or any portion of the Debt Financing with alternative debt and/or equity financing (the “Alternative Financing”), in each case so long as (i) the aggregate proceeds of the Debt Financing (as amended or modified) and/or any Alternative Financing will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the aggregate Merger Consideration and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and subject to the conditions contemplated hereby and all related fees and expenses associated therewith, and (ii) the amendment or modification or the Alternative Financing does not impose new or additional conditions or otherwise expands, amends or modifies the existing conditions, in each case would not or would not reasonably be expected to (1) prevent or materially delay the consummation of the Transactions or (2) materially adversely impact the ability of Parent or Merger Sub to enforce their respective rights against the other parties to the Debt Commitment Letter. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement.  In addition, Parent and Merger Sub shall use their respective reasonable best efforts to (A) subject to its rights under the first sentence of this Section 7.07(a), maintain in full force and effect the Debt Commitment Letter, (B) negotiate definitive agreements with respect to the Debt Financing on the terms and subject to the conditions contained in the Debt Commitment Letter, (C) satisfy on a timely basis all conditions in the Debt Commitment Letter that are within its control and otherwise comply with its obligations thereunder, (D) consummate the Debt Financing at or prior to the Effective Time and (E) enforce its rights under the Debt Commitment Letter.  For purposes of this Section 7.07, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be replaced, amended or supplemented by this Section 7.07(a), and references to “Debt Commitment Letter” shall include such documents as permitted to be replaced, amended or supplemented by this Section 7.07(a).

(b)       Without limiting the generality of Section 7.07(a), Parent shall give the Company prompt notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter, which would be reasonably likely to result in any condition of the Debt Commitment Letter not to be satisfied to the

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effect that the Debt Financing shall cease to be available or the termination of the Debt Commitment Letter, of which Parent or Merger Sub becomes aware; (ii) of the receipt of any written notice or other written communication from any party to the Debt Commitment Letter with respect to any alleged or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter which could result in any condition of the Debt Commitment Letter not to be satisfied to the effect that the Debt Financing shall cease to be available or the termination of the Debt Commitment Letter; and (iii) if Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter.  In the event any portion of the Debt Financing becomes unavailable on the terms and subject to the conditions contemplated in the Debt Commitment Letter, (1) Parent shall promptly notify the Company, and (2) Parent shall use its reasonable best efforts to arrange to obtain the Alternative Financing in an amount sufficient to consummate the Transactions, including the Merger, as promptly as possible.

(c)       The Company agrees to use reasonable best efforts to provide, and shall cause each Company Subsidiary and each of their respective Representatives to use reasonable best efforts to provide, to Parent and Merger Sub all reasonable cooperation as may be requested by Parent or its Representatives that is customary in connection with the Debt Financing and any Alternative Financing, including, without limitation, (i) participating in a reasonable number of meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between the Representatives of the Company with the Representatives of Parent and Merger Sub and their Debt Financing and/or Alternative Financing sources, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda (including a public side version which does not contain non-publicly available information), prospectuses, rating agency presentations and similar documents reasonably requested by Parent and Merger Sub or their Representatives in connection with the Debt Financing and/or Alternative Financing, (iii) causing the Company’s independent accountants to provide assistance and cooperation to Parent and its Representatives, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements, providing consent to Parent to use audit reports relating to the Company and the Company Subsidiaries and providing any necessary “comfort letters,” (iv) furnishing Parent and Merger Sub and their Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent, Merger Sub and their Debt Financing and/or Alternative Financing sources, including, without limitation, all financial statements and financial and non-financial information regarding the Company and the Company Subsidiaries of the type and form customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by (or otherwise required as a condition to funding under) the Debt Financing, (v) assisting in the negotiation of, and executing and delivery of, the definitive financing documents, including pledge and security documents, certificates, management representation letters or other documents, to the extent reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral, (vi) providing reasonable access by Parent and any Debt Financing or Alternative Financing sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and other Representatives of the Company and each of the Company Subsidiaries, (vii) taking all reasonable actions necessary to (1) permit the prospective lenders involved in the Debt Financing or Alternative Financing to evaluate the

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Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (2) establish bank and other accounts and blocked account Contracts and lock box arrangements in connection with the foregoing, and (viii) furnishing Parent, Merger Sub and their Representatives with documentation as may be reasonably required with respect to the Debt Financing and/or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations; provided, that (A) none of the Company or any Company Subsidiary shall be required to become subject to any obligations or liabilities with respect to any definitive Financing documents, including pledge and security documents prior to the Closing, and none of the Company or any Company Subsidiary shall be required to take any action that is not contingent upon the Closing or that would be effective prior to the Effective Time, (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business and operations of the Company or any Company Subsidiary and (C) none of the Company or any Company Subsidiary shall be required to issue any offering or information document prior to the Effective Time.  None of the Company or any Company Subsidiary shall be required to take any action that would subject it to actual or potential liability that will not be indemnified by Parent hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time.  Parent shall, promptly upon request by the Company, reimburse the Company for all out of pocket costs and expenses incurred by the Company or any Company Subsidiary in connection with its cooperation as contemplated by this Section 7.07 and shall indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing or any Alternative Financing and any information utilized in connection therewith except with respect to any information provided by the Company or any Company Subsidiary or the willful misconduct of the Company or any Company Subsidiary.

Section 7.08  Further Action; Reasonable Best Efforts.

(a)       Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (1) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions, (2) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (3) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions; provided, that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation

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or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ business, assets or properties; provided, further, that nothing herein shall require the Company or any Company Subsidiary to take any such action that is not contingent upon the Closing or that would be effective prior to the Effective Time. In furtherance of the foregoing, the Company and Parent shall cooperate to mutually agree on the strategy and process by which the parties will seek the requisite regulatory approvals and shall both participate, to the extent practical, in all meetings and communications with any Governmental Authority, including by determining the appropriate timing of any such meeting or communications (including the timing of the submission of any filing with, or the response to any request by, a Governmental Authority or any action to be taken pursuant to this Section 7.08(a)).

(b)       Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and the other Transactions.

Section 7.09  Obligations of Merger Sub.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 7.10  Participation in Litigation.  Prior to the Effective Time, (a) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened against such party and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any Actions of Stockholders (on their own behalf or on behalf of the Company) against the Company and/or its directors or Representatives relating to this Agreement or the Transactions at its own expense, and no such Action shall be settled or compromised without Parent’s prior written consent, which consent should not be unreasonably withheld, conditioned or delayed.

Section 7.11  Resignations.  To the extent requested by Parent in writing at least three (3) Business Days prior to the Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Company Subsidiaries designated by Parent.

Section 7.12  Public Announcements. The initial press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent.  Thereafter, Parent and the Company shall use reasonable best efforts to consult with each other before issuing any press release, having any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and shall not issue or make any public statement or public disclosure regarding

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this Agreement or the Transactions without the prior written consent of the other party, except that (a) in respect of any such press release, communication, other public statement, press conference or conference call (i) as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system, no such consent shall be required, or (ii) with respect to a Change in the Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee, in each case under this clause (ii), to the extent permitted under Section 7.04, no such consent or consultation shall be required, and (b) each party may make public statements that are substantially similar with prior press releases or other public statements or public disclosures made in compliance with this Section 7.12.

Section 7.13  Stock Exchange Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the SEC or NASDAQ to cause the delisting of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.14  Takeover Statutes.  If any takeover statute, including Section 203 of the DGCL, is or may become applicable to the Merger or any of the Transactions after the date hereof, each of Parent, the board of directors of Parent, the Company and the Company Board shall use its respective commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that such Transaction may be consummated as promptly as practicable on the terms and subject to the conditions contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on such Transaction.

Section 7.15  Rule 16b-3.  Prior to the Effective Time, the Company shall take all actions reasonably necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.16  Expenses.  Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense.

Section 7.17  Management.  In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with a Competing Transaction (it being understood that this Section 7.17 shall not limit in any manner the Company’s obligations under Section 7.04).

Section 7.18  Actions Taken at Direction of Parent or CEO.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including

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Article VI and Article VII, if the alleged breach is the direct and foreseeable result of action or inaction taken by the Company at, and in accordance with, the written approval or direction of Parent, Merger Sub, any director or officer of Parent or Merger Sub and Mr. Zhang after the date hereof without the approval by or direction from the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee.

Section 7.19  Restrictions on Transfer.  Except as otherwise contemplated under this Agreement or the Note Purchase Agreement, Parent hereby agrees that, during the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall not, directly or indirectly, (a) tender any Company Securities into any tender or exchange offer, (b) offer for sale, sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Company Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Company Securities, (c) deposit any Company Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (d) convert or exchange, or take any action which would result in the conversion or exchange of, any Company Securities, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a), (b), (c) or (d).  Any purported Transfer in violation of this Section 7.19 shall be null and void.

Article VIII
CONDITIONS TO THE MERGER

Section 8.01  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a)       Stockholder Approval.  The Requisite Company Vote shall have been obtained.

(b)       No Injunction.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining, prohibiting or otherwise making the consummation of the Transactions illegal (an “Injunction”).

Section 8.02  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)       Representations and Warranties.  (i) Other than the representations and warranties of the Company contained in Section 4.03, Section 4.04, Section 4.09(b) and Section 4.19, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification of “materiality” or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date hereof and as

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of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 4.03, Section 4.04, Section 4.09(b) and Section 4.19 shall be true and correct in all respects (except, solely with respect to Section 4.03, for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)       Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)       Officer Certificate.  The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)       Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement that is continuing.

Section 8.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a)       Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification of “materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent and Merger Sub.

(b)       Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)       Officer Certificate.  Parent and Merger Sub shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director of each of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to comply with this Agreement.

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Article IX
TERMINATION

Section 9.01  Termination by Mutual Consent.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee).

Section 9.02  Termination by Either the Company or Parent.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned by either the Company (acting upon the recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

(a)       the Merger shall not have been consummated on or before November 17, 2017 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.02(a) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate the Merger by the Termination Date;

(b)       any Governmental Authority having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.02(b) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in the enactment, issuance, promulgation, enforcement or entry of an Injunction by any Governmental Authority; or

(c)       the Requisite Company Vote shall not have been obtained at the Stockholders’ Meeting duly convened therefor and concluded or at any adjournment or postponement thereof.

Section 9.03  Termination by the Company.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned by the Company (acting upon the recommendation of the Special Committee), if:

(a)       a breach or failure of any representation, warranty or covenant of Parent or Merger Sub set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days of the receipt by Parent or Merger Sub of written notice of such breach or failure from the Company (which notice shall specify in reasonable detail the nature of such breach or failure) stating the Company’s intention to terminate this Agreement pursuant to this Section 9.03(a); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.03(a) if it is then in material breach of this Agreement that would result in any conditions to Closing set forth in Section 8.01 or Section 8.02 not being satisfied;

(b)       (i) all the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which

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was at the time of termination capable of being satisfied as if such time were the Closing) have been satisfied, (ii) the Company has irrevocably confirmed by written notice to Parent that (1) all the conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing) or that the Company is willing to waive any unsatisfied conditions in Section 8.03, (2) the Company is ready, willing and able to consummate the Closing and (3) the Company will terminate this Agreement if Parent and Merger Sub fail to consummate the Closing within the time period specified in clause (iii) below, and (iii) Parent and Merger Sub fail to consummate the Closing within seven (7) Business Days following the date on which the Closing should have occurred pursuant to Section 2.02; or

(c)       prior to the receipt of the Requisite Company Vote, (i) the Company Board (upon recommendation of the Special Committee) has effected a Change in the Company Recommendation and authorized the Company to terminate this Agreement pursuant to Section 7.04(e), and (ii) concurrently with such termination the Company pays to Parent in immediately available funds the Company Termination Fee required to be paid pursuant to Section 9.06(a).

Section 9.04  Termination by Parent.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned by Parent, if:

(a)       a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) Business Days of the receipt by the Company of written notice of such breach or failure from Parent (which notice shall specify in reasonable detail the nature of such breach or failure) stating Parent’s intention to terminate this Agreement pursuant to this Section 9.04(a); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.04(a) if it is in material breach of this Agreement that would result in any conditions to Closing set forth in Section 8.01 or Section 8.03 not being satisfied; or

(b)       (i) the Company Board or the Special Committee shall have (1) effected and not withdrawn a Change in the Company Recommendation, (2) failed to include the Company Recommendation in the Proxy Statement, or (3) authorized, approved or recommended, or caused or permitted the Company or any of the Company Subsidiaries to enter into any Alternative Acquisition Agreement, or (ii) the Company shall have committed, authorized or permitted a willful and material breach of Section 7.04 and such breach, if capable of being cured, shall not have been cured within five (5) Business Days of the receipt by the Company of written notice of such breach from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 9.04(b); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.04(b)(ii) if it is in material breach of this Agreement that would result in any conditions to Closing set forth in Section 8.01 or Section 8.03 not being satisfied.

Section 9.05  Effect of Termination.  The party terminating this Agreement pursuant to Section 9.03 or Section 9.04, as the case may be, shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.  In the event of the

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termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that (a) the terms of Article IX and Article X shall survive any termination of this Agreement and (b) subject to Section 9.07, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.

Section 9.06  Fees Following Termination.

(a)      The Company will pay, or cause to be paid, to Parent an amount equal to US$3,130,000 in immediately available funds (the “Company Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 9.04(b), (ii) by the Company pursuant to Section 9.03(c), or (iii) by the Company or Parent pursuant to Section 9.02(a) without the Requisite Company Vote having been obtained, or Section 9.02(c) if in the case of this clause (iii), at the time of such termination, a bona fide proposal or offer relating to a Competing Transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not publicly and unconditionally withdrawn prior to the earlier of the termination of this Agreement or five (5) Business Days prior to the Stockholders’ Meeting, and within twelve (12) months after such termination the Company or any Company Subsidiary enters into a definitive agreement in connection with any Competing Transaction that was later consummated or consummates a Competing Transaction, whether or not it was the same Competing Transaction (provided, that for purposes of this Section 9.06(a), all references to “10%” or “20%”, as the case may be, in the definition of “Competing Transaction” shall be deemed to be references to “50%”).  Such payment shall be made, in the case of termination pursuant to clause (i) above, as promptly as possible (but in any event no later than two (2) Business Days) after the date of such termination, in the case of termination pursuant to clause (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (iii) above, no later than two (2) Business Days following the consummation of the Competing Transaction mentioned in clause (iii) above. Notwithstanding the foregoing, in the event this Agreement is terminated by the Company pursuant to Section 9.03(c) or by Parent pursuant to Section 9.04(b), in each case in connection with an offer or proposal in connection with a Competing Transaction received by the Company on or before the Go-Shop Period End Date, the “Company Termination Fee” shall mean a fee in the amount of US$2,500,000.  In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b)      Parent will pay, or cause to be paid, to the Company an amount equal to US$6,260,000 in immediately available funds (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 9.03(a) or Section 9.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination.  In no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.

(c)      In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due in accordance with the requirements of this Agreement, and in order to obtain the payment, the Company or Parent, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by such other party (including, without limitation, fees and expenses of counsel) in connection with such Action, together

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with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at a rate equal to prime rate established by the Wall Street Journal Table of Money Rates on such date plus 1.00%.  Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d)       Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.06(a) or Section 9.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.06, the parties hereto would not have entered into this Agreement.

Section 9.07  Limitations on Liability.

(a)       Notwithstanding anything to the contrary in this Agreement, subject to Section 10.06, other than with respect to the Company’s claims for any indemnification under and reimbursement of costs and expenses pursuant to Section 7.07(c), the Company’s right to receive from Parent the Parent Termination Fee pursuant to Section 9.06(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries, the direct or indirect stockholders of the Company or any other person, or any of their respective Affiliates or Representatives (collectively, the “Company Group”) against (i) Parent, Merger Sub or the Guarantors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, general or limited partners, shareholder or, assignees of, Parent, Merger Sub or any Guarantor, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor, or (iv) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, Representatives, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (all persons described in clauses (i) to (iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise).

(b)       Notwithstanding anything to the contrary in this Agreement but subject to Section 10.06, in the event that the Company Termination Fee is paid or payable pursuant to Section 9.06(a), Parent’s right to receive from the Company the Company Termination Fee pursuant to Section 9.06(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise).

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(c)       For the avoidance of doubt and subject to Section 9.07, (i) neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Debt Commitment Letters) other than (1) the payment by Parent or Merger Sub of the Parent Termination Fee pursuant to Section 9.06(b) and (2) the reimbursement by Parent or Merger Sub of costs and expenses pursuant to Section 7.07(c), and in no event shall any of the Company, the Company Subsidiaries, or any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Debt Commitment Letter), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 7.07(c) and Section 9.06(b) and (ii) neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the Company Termination Fee pursuant to Section 9.06(a), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.06(a).

(d)      The provisions of this Section 9.07 are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group and the Company Group, as applicable.

Article X
GENERAL PROVISIONS

Section 10.01   Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements (a) set forth in Article II and Article III, Section 7.05 and Section 7.12, Article IX and this Article X and (b) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02   Notices.  All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(i) if to the Company:

Synutra International, Inc.
2275 Research Blvd., Suite 500
Rockville, MD 20850, U.S.A.

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Attention:	Clare Cai
Email:	ncai@synutra.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu Chaoyang District, Beijing 100022, China
Attention:	Ling Huang, Esq. and Denise Shiu, Esq.
Facsimile:	+86 10 5879 3902
Email:	lhuang@cgsh.com; dshiu@cgsh.com

(ii) if to Parent or Merger Sub:

Beams Power Investment Limited
103 Dong Lu Yuan,
Tongzhou District, Beijing 101101, China
Attention:	Liang Zhang and Xiuqing Meng
Facsimile:	+86 10 8959 3706
Email:	sherrymeng728@163.com

with a copy to:

Davis Polk & Wardwell LLP
2201 China World Office 2, 1 Jian Guo Men Wai Avenue
Chaoyang District, Beijing 100004, China
Attention:	Howard Zhang, Esq.
Facsimile:	+86 10 8567 5102
Email:	howard.zhang@davispolk.com

Section 10.03   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04   Entire Agreement; Assignment.  This Agreement, the Company Disclosure Letter, the Confidentiality Agreement and the Limited Guarantee shall constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations to any Affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

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Section 10.05   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 7.05 and Section 9.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and (b) with respect to Stockholders and only after the Effective Time, for the provisions setting forth the right of the Stockholders to receive the Merger Consideration in Article III.  Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto.  Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 10.06   Specific Performance.

(a)       The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies may not be an adequate remedy for such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall, subject to and except as provided in Section 9.07 and Section 10.06(b), each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an Injunction or Injunctions to prevent breaches of this Agreement by any party.

(b)       Notwithstanding anything to the contrary herein, including the foregoing provisions of this Section 10.06, the parties acknowledge and agree that the Company shall be entitled to obtain an Injunction or Injunctions, or other appropriate form of specific performance or equitable relief, to cause Parent or Merger Sub to consummate the Merger only in the event that (i) all conditions in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is then capable of being satisfied as if such time were the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02, (iii) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 7.07, pursuant to the commitments with respect thereto) has been funded or will be funded immediately prior to the Effective Time in accordance with the terms thereof and (iv) the Company has irrevocably confirmed in writing to Parent that if the Debt Financing is funded, it is ready, willing and able to consummate the Closing.

(c)       Each party waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (1) the amount of time during which such Action is pending, plus twenty (20) Business Days or (2) such other time period established by the court presiding over such Action.  Notwithstanding anything herein to the contrary, (A) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in

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Section 9.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (B) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

Section 10.07   Governing Law; Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

Section 10.08   Submission to Jurisdiction; Waivers.

(a)       Each of the Company, Parent and Merger Sub irrevocably agrees that any Action arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in the Court of Chancery of the State of Delaware or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any court of the United States or any state court located in the State of Delaware (and each such party shall not bring any Action arising out of or relating to this Agreement or any of the Transactions in any court other than the aforesaid courts), and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (1) such Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper and (3) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08(b).

(c)       Subject to the rights and remedies of the parties otherwise provided herein in the case of a breach by the other party, each party agrees that the prevailing party

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shall be entitled to reimbursement of all reasonable and documented costs and expenses, including all reasonable and documented attorney’s fees, in connection with any proceeding arising out of or relating to a willful breach of this Agreement on the part of the other party; provided, that Section 9.06(c) shall apply in lieu of this Section 10.08(c) in any circumstance where the Company Termination Fee or the Parent Termination Fee is paid or payable.

Section 10.09   Amendment.  This Agreement may be amended by mutual written consent by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the Stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that otherwise would require further approval of the Stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.10   Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) subject to Section 10.09 and to the extent permitted by applicable Laws, waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.11  Confidentiality.  The confidentiality obligations of the Confidentiality Agreement shall continue in full force and effect until the earlier of the Effective Time or the termination of the Confidentiality Agreement in accordance with its terms.  In addition, with respect to any non-public information provided by or on behalf of Parent or Merger Sub to the Company or any Company Subsidiary or any of their respective Representatives in connection with this Agreement or the Transactions, the Company shall be bound by the confidentiality obligations (but not the standstill restrictions) set forth in the Confidentiality Agreement as though the Company was “Recipient” and Parent and Merger Sub were “Supplier” thereunder, subject to the terms, conditions and exceptions set forth therein.

Section 10.12   Counterparts.  This Agreement may be executed and delivered (including by electronic transmission in PDF format or by facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYNUTRA INTERNATIONAL, INC.

By	/s/ Jinrong Chen
Name: Jinrong Chen
Title: Director and Chairman of the Special Committee

BEAMS POWER INVESTMENT LIMITED

By	/s/ Xiuqing Meng
Name: Xiuqing Meng
Title: Director

BEAMS POWER MERGER SUB LIMITED

By	/s/ Liang Zhang
Name: Liang Zhang
Title: Director

[Signature Page to the Merger Agreement]